Exhibit 12

                        TRIMAS CORPORATION AND SUBSIDIARIES
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                            (Dollar Amounts in Thousands)



                                     Nine Months Ended       Three Months Ended
                                       September 30,           September 30,
                                      1995        1994        1995        1994
Earnings:

      Income before income taxes     $71,200    $64,100     $21,610     $20,790
      Fixed charges                   11,570     10,030       3,620       3,620

      Earnings before fixed
        charges                      $82,770    $74,130     $25,230     $24,410



Fixed Charges:

      Interest                       $10,950    $ 9,490     $3,410      $3,440
      Portion of rental expense          680        660        230         220

      Fixed charges                  $11,630    $10,150     $3,640      $3,660



Ratios of earnings to fixed charges      7.1        7.3        6.9        6.7